EXHIBIT 99.1

Reynolds American Inc.

P.O. Box 2990

Winston-Salem, NC 27102-2990

Contact: Investor Relations:	Morris Moore (336) 741-3116	Media: David Howard (336) 741-3489	RAI 2015-12

Reynolds American Inc. Announces Intention to

Commence Private Exchange Offers and Consent Solicitations

for the Outstanding Senior Notes of Lorillard Tobacco Company

Winston-Salem, N.C. – June 5, 2015: Reynolds American Inc. (NYSE: RAI) announced today that it intends to commence exchange offers (the “Exchange Offers”) pursuant to which it would offer to issue, in a private offering and for the consideration set forth in the table below, new senior notes (the “RAI Notes”) in exchange for any and all (to the extent held by eligible holders) of the $3.5 billion aggregate principal amount of the outstanding senior notes of Lorillard Tobacco Company (“Lorillard Tobacco”) listed in the table below (the “Lorillard Tobacco Notes”). RAI also intends to solicit the consents (the “Consent Solicitations”) of the eligible holders of each series of Lorillard Tobacco Notes to amend the indenture under which the Lorillard Tobacco Notes were issued (as supplemented, the “Lorillard Tobacco Indenture”) concurrently with the Exchange Offers.

As previously announced, RAI, Lorillard, Inc. (“Lorillard”), the parent company of Lorillard Tobacco, and a merger subsidiary of RAI have entered into an agreement and plan of merger pursuant to which Lorillard will merge with RAI’s merger subsidiary, with Lorillard surviving as a wholly owned subsidiary of RAI, subject to the terms and conditions of the merger agreement (the “Merger”).

Although the Exchange Offers and Consent Solicitations have not yet commenced, RAI currently intends to commence the Exchange Offers and Consent Solicitations in the near term, subject to the prior approval of the federal district court overseeing United States v. Philip Morris USA Inc., et al. of the transfer of certain assets of RAI’s and Lorillard’s subsidiaries to a subsidiary of Imperial Tobacco Group PLC in connection with the closing of the Merger. The approval of the asset transfer is the last remaining significant condition to completion of the Merger and related transactions.

The series of Lorillard Tobacco Notes that are expected to be subject to the Exchange Offers and Consent Solicitations, and the expected consideration to be offered for such series, is set forth in the following table:

CUSIP	Outstanding Principal Amount	Series of Lorillard Tobacco Notes	Consideration per $1,000 Principal Amount of Lorillard Tobacco Notes Tendered
			Tendered After Consent Payment Deadline		Tendered by Consent Payment Deadline
			Consent Payment	Principal Amount of RAI Notes Issued	Consent Payment	Principal Amount of RAI Notes Issued
544152AD3	$500,000,000	3.500% Senior Notes due 2016	—	$970	$2.50	$1,000
544152AF8	$500,000,000	2.300% Senior Notes due 2017	—	$970	$2.50	$1,000
544152AA9	$750,000,000	8.125% Senior Notes due 2019	—	$970	$2.50	$1,000
544152AB7	$750,000,000	6.875% Senior Notes due 2020	—	$970	$2.50	$1,000
544152AG6	$500,000,000	3.750% Senior Notes due 2023	—	$970	$2.50	$1,000
544152AC5	$250,000,000	8.125% Senior Notes due 2040	—	$970	$2.50	$1,000
544152AE1	$250,000,000	7.000% Senior Notes due 2041	—	$970	$2.50	$1,000

The Exchange Offers and Consent Solicitations would be made only upon the terms and conditions to be set forth in an Offer to Exchange and Consent Solicitation Statement (the “Offer to Exchange”) and a related consent and letter of transmittal (the “Letter of Transmittal” and, together with the Offer to Exchange, the “Exchange Offer Documents”), copies of which are expected to be sent to holders of the Lorillard Tobacco Notes eligible to participate in the Exchange Offers.

RAI’s obligation to accept and exchange Lorillard Tobacco Notes validly tendered pursuant to the Exchange Offers would be conditioned on, among other conditions to be set forth in the Exchange Offer Documents, the completion of the Merger. Subject to the closing conditions (including the receipt of the federal district court approval noted above), RAI currently expects the Merger to be completed by the end of June 2015, although RAI cannot guarantee it will be completed by such time, or at all. If and when the Exchange Offers and Consent Solicitations are commenced, RAI would have the right to terminate, withdraw, amend or extend the Exchange Offers and Consent Solicitations in its discretion, subject to the terms and conditions to be set forth in the Exchange Offer Documents.

Shortly following the completion of the Merger, it is expected that Lorillard Tobacco will merge with and into RAI’s wholly owned subsidiary, R. J. Reynolds Tobacco Company (the “Lorillard Tobacco Merger”), which will assume Lorillard Tobacco’s obligations under the Lorillard Tobacco Notes and Lorillard Tobacco Indenture and will be the principal obligor on any unexchanged Lorillard Tobacco Notes. The RAI Notes would be guaranteed by additional guarantors (expected to be the same guarantors that guarantee RAI’s existing senior notes and credit facilities) as compared with the Lorillard Tobacco Notes, which are currently guaranteed only by Lorillard. Following completion of the Lorillard Tobacco Merger, the Lorillard Tobacco Notes will be guaranteed only by R.J. Reynolds Tobacco Holdings, Inc., which will assume Lorillard’s obligations as guarantor under the Lorillard Tobacco Notes and Lorillard Tobacco Indenture.

The Exchange Offers and Consent Solicitations would not be conditioned upon the tender of any minimum aggregate principal amount of any series of the outstanding Lorillard Tobacco Notes or the receipt of the requisite consents in any of the Consent Solicitations (provided, that the proposed amendments to the Lorillard Tobacco Indenture would not be adopted with respect to any series of Lorillard Tobacco Notes for which the requisite consents have not been received and not revoked by the Expiration Date that will be set forth in the Offer to Exchange).

Each eligible holder exchanging Lorillard Tobacco Notes in the Exchange Offers would be eligible to receive, in exchange for the Lorillard Tobacco Notes validly tendered and not validly withdrawn, RAI Notes having interest provisions, maturity dates and interest payment dates identical to the Lorillard Tobacco Notes exchanged, subject to the terms and conditions to be set forth in the Exchange Offer Documents.

Eligible holders who validly tender and do not validly withdraw their Lorillard Tobacco Notes by the Consent Payment Deadline that will be set forth in the Offer to Exchange would be eligible to receive, subject to the terms and conditions to be set forth in the Exchange Offer Documents, RAI Notes in the same principal amount as the Lorillard Tobacco Notes tendered therefor plus a Consent Payment of $2.50 per $1,000 principal amount of Lorillard Tobacco Notes tendered.

Eligible holders who validly tender their Lorillard Tobacco Notes after the Consent Payment Deadline but by the Expiration Date to be set forth in the Offer to Exchange would be eligible to receive, subject to the terms and conditions to be set forth in the Exchange Offer Documents, RAI Notes in a principal amount equal to $970 per $1,000 principal amount of Lorillard Tobacco Notes tendered therefor, and would not be entitled to the Consent Payment.

In the Consent Solicitations, RAI expects to solicit the consents of the eligible holders of each series of Lorillard Tobacco Notes to: (1) eliminate substantially all of the restrictive covenants and a bankruptcy event of default for the issuer and the guarantor of the Lorillard Tobacco Notes under the Lorillard Tobacco Indenture; (2) eliminate the requirement under the Lorillard Tobacco Indenture that the guarantor of the Lorillard Tobacco Notes continue to provide Lorillard Tobacco noteholders with financial statements and other financial information similar to that provided in periodic reports under the Securities Exchange Act of 1934 when it is not subject to such reporting requirements; and (3) relieve the issuer of the Lorillard Tobacco Notes of the requirement (if any) under the Lorillard Tobacco Indenture that the issuer offer to repurchase the Lorillard Tobacco Notes upon certain change of control events combined with certain credit ratings events to the extent such change of control events relate to, arise out of or are undertaken in connection with the Merger or the Lorillard Tobacco Merger. Lorillard Tobacco noteholders validly tendering their Lorillard Tobacco Notes would be deemed to have delivered consents to all of these proposed amendments. Holders would not be permitted to tender their Lorillard Tobacco Notes without delivering consents or deliver consents without tendering their Lorillard Tobacco Notes.

This press release is issued pursuant to Rule 135c under the Securities Act of 1933, as amended (the “Securities Act”). This press release is neither an offer to sell nor the solicitation of an offer to buy the RAI Notes or any other securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which, or to any person to whom, such an offer, solicitation or sale is unlawful. If commenced, the Exchange Offers will not be registered under the Securities Act, or the securities laws of any other jurisdiction. The RAI Notes would be issued in reliance upon exemptions from, or in transactions not subject to, registration under the Securities Act. The RAI Notes and the related guarantees would be offered for exchange only (1) to qualified institutional buyers as defined in Rule 144A under the Securities Act in reliance on the exemption provided by Section 4(a)(2) of the Securities Act and (2) outside the United States to persons other than U.S. persons (as defined in Rule 902 under the Securities Act) in reliance upon Regulation S under the Securities Act. The RAI Notes could not be offered or sold in the United States absent registration or an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state laws.

The Exchange Offers and Consent Solicitations would be made only pursuant to the Exchange Offer Documents. The Exchange Offer Documents and other documents relating to the Exchange Offers and Consent Solicitations would only be distributed to Lorillard Tobacco noteholders who complete and return a letter of eligibility confirming that they are within the categories of eligible participants in the Exchange Offers.

If commenced, the Exchange Offers and Consent Solicitations would be made by RAI, and, prior to the completion of the Merger, none of Lorillard, Lorillard Tobacco or any of their respective directors, executive officers or employees would participate in the making of the Exchange Offers or Consent Solicitations or the preparation or distribution of any of the Exchange Offer Documents, except in the case of limited cooperation provided to RAI under the merger agreement.

Forward-Looking Statements

Statements included in this press release that are not historical in nature are forward-looking statements. When used in this press release, forward-looking statements include, without limitation, statements regarding the contemplated commencement of the Exchange Offers and Consent Solicitations and the terms, conditions and timing thereof, including the receipt and timing of receipt of federal court approval of the transfer of certain assets of RAI’s and Lorillard’s subsidiaries to a subsidiary of Imperial Tobacco Group PLC, the completion of the Merger, and RAI’s expectations, beliefs or intentions that are signified by the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “objective,” “outlook,” “plan,” “project,” “possible,” “potential,” “should” and similar expressions. These statements regarding future events inherently are subject to a variety of risks, contingencies and other uncertainties that could cause actual results to differ materially from those described in or implied by the forward-looking statements. Some of these risks, contingencies and other uncertainties are set forth in RAI’s Annual Report on Form 10-K for the year ended December 31, 2014 under the heading “Risk Factors” and in RAI’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2015 under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Financial Condition—Cautionary Information Regarding Forward-Looking Statements,” as the same may be updated in subsequent RAI reports.

Web Disclosure

RAI’s website, www.reynoldsamerican.com, is the primary source of publicly disclosed news about RAI and its operating companies. We use the website as our primary means of distributing quarterly earnings and other company news. We encourage investors and others to register at www.reynoldsamerican.com to receive alerts when news about the company has been posted.

ABOUT US

Reynolds American Inc. (NYSE: RAI) is the parent company of R.J. Reynolds Tobacco Company; American Snuff Company, LLC; Santa Fe Natural Tobacco Company, Inc.; Niconovum USA, Inc.; Niconovum AB; and R.J. Reynolds Vapor Company.

•	R.J. Reynolds Tobacco Company is the second-largest U.S. tobacco company. R.J. Reynolds’ brands include two of the best-selling cigarettes in the U.S.: Camel and Pall Mall. These brands, and its other brands, including Winston, Kool, Doral, Salem, Misty and Capri, are manufactured in a variety of styles and marketed in the U.S.

•	American Snuff Company, LLC is the nation’s second-largest manufacturer of smokeless tobacco products. Its leading brands are Grizzly and Kodiak.

•	Santa Fe Natural Tobacco Company, Inc. manufactures and markets Natural American Spirit 100% additive-free natural tobacco products, including styles made with organic tobacco.

•	Niconovum USA, Inc. and Niconovum AB market innovative nicotine replacement therapy products in the U.S. and Sweden, respectively, under the ZONNIC brand name.

•	R.J. Reynolds Vapor Company manufactures and markets VUSE e-cigarettes, a highly differentiated vapor product.

Copies of RAI’s news releases, annual reports, SEC filings and other financial materials, including risk factors containing forward-looking information, are available at www.reynoldsamerican.com. To learn how RAI and its operating companies are transforming the tobacco industry, go to the RAI website, Transforming Tobacco.

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